Exhibit 99.1

Beyond Air® Reports Fourth Quarter and Full Year 2026 Financial Results and Provides Corporate Update

Revenue increased by 107% year-over-year to $7.7 million in the full fiscal year 2026; increased revenue by 66% YoY in the fiscal fourth quarter 2026

The Company is transitioning its year-end from March 31st to December 31st

Announced revenue guidance of $8 million for the year ending December 31, 2026 which represents approximately 15% growth; and $16-$18 million or more than 110% growth for the year ending December 31, 2027

Conference call at 8:00 a.m. ET today, June 26th

Garden City, NY, June 26, 2026 – Beyond Air, Inc. (NASDAQ: XAIR) (“Beyond Air” or the “Company”), a commercial-stage medical device and biopharmaceutical company focused on harnessing the power of nitric oxide (NO) to improve patients’ lives, today announced its financial results for the fiscal fourth quarter and year ended March 31, 2026, and provided a corporate update.

“Fiscal 2026 was a year of meaningful transition for Beyond Air, marked by significant progress in strengthening the foundation of our LungFit PH commercial program,” said Robert Goodman, Chief Executive Officer of Beyond Air. “Since being appointed CEO, I have focused on sharpening our commercial execution while aligning our R&D efforts and operating resources with the opportunities we believe can create the greatest shareholder value. Our fiscal 2026 performance, including the 107% revenue growth, strong customer retention of over 90% and new hospital customer wins, reflect that focus and positions us for what we believe could be an important inflection point for the business.”

“We are encouraged by the market interest in the second-generation LungFit PH system, which is currently under FDA review,” continued Mr. Goodman. “Subject to FDA approval, the system is designed to provide a smaller footprint, reduced weight, simplified operation, longer service intervals and expanded operational flexibility. The PMA supplement seeks expanded FDA labeling that would permit use during patient transport by air and ground. If approved, we believe the addressable market opportunity for the LungFit platform could increase by 4X in the United States to approximately $400 million, and to more than $1 billion worldwide,” concluded Mr. Goodman.

Recent Financial and Operating Highlights:

●	Revenue increased 107% to $7.7 million for the fiscal year ended March 31, 2026, compared with $3.7 million for the fiscal year ended March 31, 2025. The growth was driven by increased demand for LungFit PH in both the U.S. and international markets.

●	Revenue increased 66% to $1.9 million for the fiscal quarter ended March 31, 2026, compared with $1.2 million for the same period last year.

●	Awarded a national group purchasing agreement for inhaled nitric oxide therapy with a leading U.S. group purchasing organization (GPO), marking the third major U.S. GPO to engage Beyond Air and significantly expanding the Company’s access to a broad network of healthcare providers.

●	Expanded the global distribution network for LungFit PH throughout fiscal year 2026, which now covers more than 45 countries positioning the Company for continued international commercial expansion, subject to applicable regulatory approvals.

●	Robert Goodman was appointed as Chief Executive Officer in March 2026 and will continue to serve on the Company’s board of directors. Mr. Goodman is a seasoned healthcare executive and board member with a distinguished track record of leadership across the life sciences industry.

●	Dan Moorhead was appointed as Chief Financial Officer in January 2026. Mr. Moorhead has more than 20 years of finance leadership experience across both public and private companies.

●	Bob Carey assumed the role of Chairman of the Board, reflecting the Board’s continued focus on strengthening governance and supporting the Company’s next phase of commercial and strategic growth.

●	Nasdaq granted the Company’s request to continue listing on The Nasdaq Stock Market, subject to regaining compliance with Nasdaq Stock Market LLC’s Listing Rule 5550(a)(2) (the “Bid Price Rule”) by July 31, 2026. Following stockholder approval at the Company’s June 18 special meeting, the Board approved a 1-for-20 reverse stock split, which is expected to enable the Company to regain compliance ahead of the deadline.

Pending Regulatory Milestones

●	Awaiting approval of the PMA supplement for the second-generation LungFit PH, which was submitted to the U.S. FDA in June 2025.

○	With a broader label, including use during patient transport by air and ground, the second-generation system is expected to increase the total addressable U.S. market for the LungFit platform to approximately $400 million and to more than $1 billion worldwide.

●	International submissions for LungFit PH remain on track with local partners.

Fiscal Quarter Ended March 31, 2026 Financial Results

Revenues for the fiscal quarter ended March 31, 2026 increased 66% to $1.9 million, compared with $1.2 million for the fiscal quarter ended March 31, 2025. Gross profit increased to $94,000 for the quarter ended March 31, 2026, compared with a gross loss of $32,000 for the quarter ended March 31, 2025. The increase in gross profit was primarily attributed to sales growth.

Research and development expenses for the fiscal quarter ended March 31, 2026 decreased 30% to $2.3 million, compared with $3.3 million for the fiscal quarter ended March 31, 2025.

Selling, general and administrative expenses for the fiscal quarter ended March 31, 2026 increased 28% to $5.0 million, compared with $3.9 million for the fiscal quarter ended March 31, 2025. The increase was primarily attributed to one-time severance and related charges.

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Other expense for the quarter ended March 31, 2026 was $3.2 million compared with other expense of $0.9 million for the quarter ended March 31, 2025.

Net loss attributed to common stockholders of Beyond Air, Inc. for the quarter ended March 31, 2026 was ($10.3) million or a loss of ($0.77) per share, basic and diluted, compared with ($8.0) million or a loss of ($1.79) per share, basic and diluted, for the fiscal quarter ended March 31, 2025.

Net cash burn, excluding inflows from financing activities, was $5.4 million for the fiscal quarter ended March 31, 2026.

Fiscal Year Ended March 31, 2026 Financial Results

Revenues for the fiscal year ended March 31, 2026 increased 107% to $7.7 million, compared with $3.7 million for the fiscal year ended March 31, 2025. Gross profit increased to $0.3 million for the fiscal year ended March 31, 2026, compared with a gross loss of $1.7 million for the fiscal year ended March 31, 2025. The increase in gross profit was primarily attributed to sales growth.

Research and development expenses for the fiscal year ended March 31, 2026 decreased 39% to $10.2 million compared with $16.9 million for the fiscal year ended March 31, 2025. The reduction was primarily driven by decreased employee expenses as a result of prior restructuring activities and lower development costs associated with our Gen 2 device and PMA supplement, which was submitted to the FDA in June 2025.

Selling, general and administrative expenses for the fiscal years ended March 31, 2026 and 2025 were $19.1 million and $26.0 million, respectively. The decrease of 27% or approximately $6.9 million was primarily attributed to a reduction in employee-related costs.

Other expense for the fiscal year ended March 31, 2026 increased to $5.3 million, compared with $3.9 million for the fiscal year ended March 31, 2025. The increase in expense of approximately $1.4 million was primarily attributed to the change in fair value of derivative liability, partially offset by a reduction in the prior period loss associated with the extinguishment of debt.

Net loss attributed to common stockholders of Beyond Air, Inc. was ($33.2) million, or a loss of ($4.01) per basic and diluted share, for the fiscal year ended March 31, 2026, compared with ($46.6) million, or a loss of ($13.77) per basic and diluted share, for the fiscal year ended March 31, 2025.

Net cash burn, excluding inflows from financing activities, was $19.1 million for the fiscal year ended March 31, 2026.

As of March 31, 2026, the Company reported cash, cash equivalents, restricted cash and marketable securities of $17.3 million.

Total long-term debt outstanding was $21.6 million as of March 31, 2026. The Company has $18.2 million remaining available under its equity line of credit.

The Company is transitioning its fiscal year-end from March 31st to December 31st.

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Financial Guidance for Full Calendar Years 2026 and 2027

The Company announced revenue guidance of $8 million for calendar year 2026, representing 15% growth compared with calendar year 2025. For calendar year 2027, the Company announced revenue guidance of $16-$18 million, representing more than 110% year-over-year growth at the midpoint compared with 2026 guidance and including the commercial launch of the second-generation LungFit PH system. With expanding market access, growing customer adoption, international expansion and a significantly larger addressable market pending the commercial launch of the second-generation LungFit PH, the Company believes it is entering an important new phase of commercial execution and a potential inflection point for revenue growth.

Conference Call & Webcast

Friday, June 26th @ 8:00 AM ET

Domestic:	1-877-407-0784
International:	1-201-689-8560
Conference	ID: 13761239
Webcast:	A webcast of the live conference call can be accessed by visiting the Events section of the Company’s website (click here) or directly (click here). An online replay will be available on the Company’s website or via the direct link an hour after the call.

About Beyond Air®, Inc.

Beyond Air is a commercial-stage medical device and biopharmaceutical company dedicated to harnessing the power of endogenous and exogenous nitric oxide (NO) to improve the lives of patients suffering from respiratory illnesses, neurological disorders, and solid tumors. The Company has received FDA approval and CE Mark for its first system, LungFit PH, for the treatment of term and near-term neonates with hypoxic respiratory failure. For more information, visit www.beyondair.net.

About LungFit *

Beyond Air’s LungFit is a cylinder-free, phasic flow generator and delivery system designated as a medical device by the U.S. Food and Drug Administration (FDA). The ventilator-compatible version of the device can generate NO from ambient air on demand for delivery to the lungs at concentrations ranging from 1 ppm to 80 ppm. The LungFit system could potentially replace large, high-pressure NO cylinders, providing significant advantages in the hospital setting, including greatly reducing inventory and storage requirements, improving overall safety by eliminating NO2 purging steps, and offering other operational benefits.

LungFit can also deliver NO at concentrations at or above 80 ppm for potentially treating severe acute lung infections in the hospital setting (e.g., COVID-19, bronchiolitis) and chronic, refractory lung infections in the home setting (e.g., NTM). With the elimination of cylinders, Beyond Air intends to offer NO treatment in the home setting.

*Beyond Air’s LungFit PH is approved for commercial use in the United States, European Union, and many other countries around the world. Beyond Air’s other LungFit systems are not approved for commercial use and are for investigational use only. Beyond Air is not suggesting NO use over 80 ppm or use at home.

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About Nitric Oxide

Nitric Oxide (NO) is a potent molecule, naturally synthesized in the human body, proven to play a critical role in a broad array of biological functions. In the airways, NO targets the vascular smooth muscle cells that surround the small resistance arteries in the lungs. Currently, exogenous inhaled NO is used in adult respiratory distress syndrome, post certain cardiac surgeries and persistent pulmonary hypertension of the newborn to treat hypoxemia. Additionally, NO is believed to play a key role in the innate immune system and in vitro studies suggest that NO possesses anti-microbial activity not only against common bacteria, including both gram-positive and gram-negative, but also against other diverse pathogens.

Forward Looking Statements

This press release contains “forward-looking statements” concerning the potential safety and efficacy of inhaled nitric oxide and the ultra-high concentration nitric oxide product candidate, as well as its therapeutic potential in a number of indications; and the potential impact on patients and anticipated benefits associated with inhaled nitric oxide and the ultra-high concentration nitric oxide product candidate. Forward-looking statements include statements about expectations, beliefs, or intentions regarding product offerings, business, results of operations, strategies or prospects. You can identify such forward-looking statements by the words “appears,” “expects,” “plans,” “anticipates,” “believes” “expects,” “intends,” “looks,” “projects,” “goal,” “assumes,” “targets” and similar expressions and/or the use of future tense or conditional constructions (such as “will,” “may,” “could,” “should” and the like) and by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from any future results expressed or implied by the forward-looking statements. These forward-looking statements are only predictions and reflect views as of the date they are made with respect to future events and financial performance. Many factors could cause actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including risks related to the ability to raise additional capital; the timing and results of future pre-clinical studies and clinical trials; the potential that regulatory authorities, including the FDA and comparable non-U.S. regulatory authorities, may not grant or may delay approval for our product candidates; the approach to discover and develop novel drugs, which is unproven and may never lead to efficacious or marketable products; the ability to fund and the results of further pre-clinical studies and clinical trials of our product candidates; obtaining, maintaining and protecting intellectual property utilized by products; obtaining regulatory approval for products; competition from others using similar technology and others developing products for similar uses; dependence on collaborators; and other risks, which may, in part, be identified and described in the “Risk Factors” section of Beyond Air’s most recent Annual Report on Form 10-K and other of its filings with the Securities and Exchange Commission, all of which are available on Beyond Air’s website. Beyond Air undertake no obligation to update, and have no policy of updating or revising, these forward-looking statements, except as required by applicable law.

CONTACTS:

Investor Relations contacts

Corey Davis, Ph.D.

LifeSci Advisors, LLC

Cdavis@lifesciadvisors.com

(212) 915-2577

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BEYOND AIR, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2026	March 31, 2025

ASSETS
Current assets
Cash and cash equivalents	$6,740	$4,665
Marketable securities	4,901	2,252
Restricted cash	5,622	231
Accounts receivable, net	1,086	710
Inventory, net	1,406	2,417
Other current assets and prepaid expenses	5,012	5,743
Total current assets	24,767	16,018

Licensed right to use technology	1,018	1,222
Right-of-use lease assets	1,193	1,706
Property and equipment, net	8,249	11,013
Other assets	158	103
TOTAL ASSETS	$35,385	$30,062

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,417	$1,950
Accrued expenses and other current liabilities	3,372	2,045
Operating lease liabilities, current portion	321	396
Loans payable, current portion	401	609
Total current liabilities	6,511	5,000

Operating lease liabilities, net	1,023	1,486
Long-term debt, net	21,639	9,197
Warrant liability	2	38
Total liabilities	29,175	15,721

Stockholders’ equity
Preferred Stock	-	-
Common Stock	1	-
Treasury stock	(25)	(25)
Additional paid-in capital	325,587	299,990
Accumulated deficit	(319,571)	(286,322)
Accumulated other comprehensive income/(loss)	134	(60)
Total stockholders’ equity attributable to Beyond Air, Inc.	6,126	13,583
Non-controlling interest	84	758
Total stockholders’ equity	6,210	14,341
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$35,385	$30,062

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BEYOND AIR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except share and per share data)

	For the Three Months ended March 31,		For the year ended March 31,
	2026	2025	2026	2025

Revenue	$1,907	$1,152	$7,679	$3,705
Cost of revenue	1,813	1,184	7,427	5,368
Gross profit (loss)	94	(32)	252	(1,663)

Operating expenses:
Research and development	2,276	3,258	10,241	16,857
General and administrative	4,988	3,884	19,055	26,017
Total operating expenses	7,264	7,142	29,296	42,874
Loss from operations	(7,170)	(7,174)	(29,044)	(44,537)
Other income (expense)
Dividend/Interest income	114	68	303	705
Interest and finance expense	(1,240)	(580)	(3,515)	(3,019)
Change in fair value of warrant liability	(1)	18	35	237
Change in fair value of derivative liability	(1,878)	-	(1,395)	1,314
Foreign exchange loss	(19)	23	(108)	(3)
Loss on extinguishment of debt	(165)	87	(165)	(2,447)
Loss on disposal/impairment of fixed assets	(15)	(505)	(431)	(738)
Other income / (expense)	6	(2)	(14)	9
Total other income (expense)	(3,198)	(891)	(5,290)	(3,942)

Net loss	$(10,368)	$(8,065)	$(34,334)	$(48,479)

Less: Net loss attributable to non-controlling interest	(86)	(29)	(1,085)	(1,854)

Net loss attributable to Beyond Air, Inc.	$(10,282)	$(8,036)	$(33,249)	$(46,625)

Other comprehensive income/loss, net of tax:
Foreign currency translation adjustment	24	(8)	194	(45)
Comprehensive loss attributable to Beyond Air, Inc.	$(10,258)	$(8,044)	$(33,055)	$(46,670)

Net basic and diluted loss per share attributable to Beyond Air, Inc.	$(0.77)	$(1.79)	$(4.01)	$(13.77)

Weighted average number of shares outstanding, basic and diluted[1]	13,288,011	4,498,971	8,300,916	3,385,327

(1)	Prior period results have been adjusted to reflect the one-for-twenty stock split in July 2025.

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